Exhibit 99.1

Sapient Reschedules Release of First Quarter Financial Results

Provides Preliminary Q1 Results and Q2 Outlook

BOSTON--(BUSINESS WIRE)--May 9, 2013--Sapient (NASDAQ: SAPE) today announced that it will delay the full release of its first quarter financial results and conference call from Thursday, May 9, as originally scheduled. The earnings announcement and conference call are now expected to take place on Wednesday, May 15 after the close of regular market hours.

The earnings release and call are being rescheduled because the company requires additional time to complete a self-initiated review and analysis of tax liabilities resulting from cross–border mobility of employees into various countries in prior periods extending back to 2006. The company estimates the total of such liabilities for those years to be in the range of $12 million to $18 million, subject to finalization of the company’s review and evaluation.

In the interest of providing the investment community with relevant information, the company is providing the following preliminary unaudited financial results for the first quarter ended March 31, 2013, which are subject to change:

  Service revenues are expected to be $292.6 million compared to guidance of $295 million to $300 million. Revenues reflect a slower-than-expected ramp in client spending in SapientNitro and the adverse effect of movements in foreign currency exchange rates.
  GAAP operating margin is expected to be 4.1%, which includes a one-time restructuring charge and impairment of intangible assets totaling approximately $3.5 million. GAAP operating margin also includes $7.2 million of stock-based compensation, $3.7 million of amortization of purchased intangible assets and $0.9 million of acquisition costs.
  Non-GAAP operating margin is expected to be 9.3%.
  The effective tax rate for the quarter is expected to be approximately 49%, which reflects quarterly fluctuation similar to that of past years.
  GAAP diluted net income per share is expected to be $0.04. Non-GAAP diluted net income per share is expected to be $0.12.
  The results above include an estimated impact of $500,000 of net expense for tax liabilities associated with the review.

The company also provided the following guidance for the second quarter ending June 30, 2013:

  Service revenues are expected to be in the range of $300 million to $310 million. Both SapientNitro and Sapient Global Markets are expected to grow sequentially, with the majority of the growth coming from SapientNitro.
  Non-GAAP operating margin is expected to be 12% or higher.

The company is working diligently to resolve the tax review and analysis, and to file its Form 10-Q on Wednesday, May 15. Because the assessment is ongoing, the company can give no assurances that the expected timing for the filing of its Form 10-Q will be met. The company will file with the Securities and Exchange Commission a Form 12b-25, Notification of Late Filing, on Monday, May 13.

When the assessment is complete and the company files its Form 10-Q, the financial statements may differ materially from the results disclosed in this press release. In addition, the assessment may impact prior-period financial statements.

About Sapient

Sapient is a global services company that helps clients transform in the areas of business, marketing, and technology. The company operates three divisions that enable clients to gain a competitive advantage and succeed in an increasingly digital world. SapientNitro, Sapient Global Markets, and Sapient Government Services fuse insight, creativity, and technology to drive innovation and to help clients navigate complex business problems. Our approach is the subject of case studies used by MBA programs at Harvard and Yale. The company has operations in The Americas, Europe, and Asia-Pacific. For more information, visit www.sapient.com.

Non-GAAP Financial Measures

Sapient provides non-GAAP financial measures to complement reported GAAP results. Management believes these measures help illustrate underlying trends in the company's business and uses the measures to establish budgets and operational goals, communicated internally and externally, for managing the company’s business and evaluating its performance. The company anticipates that it will continue to report both GAAP and certain non-GAAP financial measures in its financial results, including non-GAAP results that exclude stock-based compensation expense, restructuring and other related charges, amortization of purchased intangible assets, acquisition costs and other related charges, and income tax benefits or provisions resulting from changes in the valuation allowance. In addition, the company may present service revenues in constant currency terms, which excludes the effect of currency fluctuations between the U.S. dollar and the functional currency of the entity in which the revenue was transacted. The effect is excluded by translating the current period's local currency service revenues into U.S. dollars using the average local currency exchange rates that were in effect during the prior period of comparison. Because the company’s reported non-GAAP financial measures are not calculated according to GAAP, these measures are not comparable to GAAP and may not necessarily be comparable to similarly described non-GAAP measures reported by other companies within the company’s industry. Consequently, Sapient’s non-GAAP financial measures should not be evaluated in isolation or supplant comparable GAAP measures, but, rather, should be considered together with its consolidated financial statements, which are prepared according to GAAP.

Safe Harbor Statement

This press release contains forward-looking statements — in particular, preliminary unaudited financial results for the first quarter 2013; financial guidance for the second quarter 2013, including expected service revenues, expected non-GAAP operating margin and expected growth of SapientNitro and Sapient Global Markets; tax liabilities resulting from cross–border mobility of employees into various countries; expected timing of earnings announcement and conference call; and expected filing date of its quarterly report on Form 10-Q for the quarter ended March 31, 2013 — that involve a number of risks and uncertainties. All forward looking statements are based upon current expectations and beliefs and various assumptions. Actual results could differ materially from management's expectations and the forward-looking statements contained in this release. A number of factors could cause actual events to differ materially from those indicated, including, without limitation: the continued acceptance of the company's services; a reduction in the demand for the company's services in light of the current economic environment; the company's ability to accurately set fees for and complete its current and future client projects on a timely basis, successfully manage risks associated with its international operations, manage its growth and projects effectively, successfully integrate and achieve anticipated benefits from acquisitions, and continue to attract and retain high-quality employees; timely completion of the company's review and analysis of potential tax liabilities; and other risks and uncertainties as set forth in the company's filings with the SEC, including without limitation the most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Any forward-looking statement speaks only as of the date on which it is made, and the company undertakes no obligation to update any forward-looking statements for any reason, including to reflect events or circumstances after the date on which such statements are made or to reflect the occurrence of anticipated or unanticipated events or circumstances, except as required by law.

Sapient is a registered service mark of Sapient Corporation.

CONTACT:
Investor Relations Contact:
Sapient
Dean Ridlon, +1-617-963-1598
dridlon@sapient.com
or
Media Contact:
Sapient
Stacy Simpson, +1-914-830-8510
stacy.simpson@sapient.com